Exhibit 12(c)

[●], 2016

Nuveen Enhanced Quality Municipal Income Fund

Nuveen Premium Income Municipal Fund, Inc.

Nuveen Investment Quality Municipal Fund, Inc.

333 West Wacker Drive

Chicago, Illinois 60606

Re:	Variable Rate MuniFund Term Preferred Shares Issued in the Reorganization of

Nuveen Premium Income Municipal Fund, Inc. and

Nuveen Investment Quality Municipal Fund, Inc. into

Nuveen Enhanced Quality Municipal Income Fund

Ladies and Gentlemen:

You have requested our opinion regarding the treatment under the Internal Revenue Code of 1986, as amended (the “Code”), of certain Variable Rate MuniFund Term Preferred Shares (“VMTP Shares”) described below. The VMTP Shares will be issued in the reorganization (each, a “Reorganization”) of each of Nuveen Premium Income Municipal Fund, Inc. (NPI) (“Premium Income”), and Nuveen Investment Quality Municipal Fund, Inc. (NQM) (“Investment Quality” and, together with Premium Income, the “Target Funds” and each a “Target Fund”), each a Minnesota corporation, with Nuveen Enhanced Quality Municipal Income Fund (NAD), a Massachusetts business trust (the “Acquiring Fund”).1 The Target Funds and the Acquiring Fund are each referred to herein as a “Fund.”

Each Reorganization contemplates (i) the transfer by the Target Fund of substantially all of its assets to the Acquiring Fund in exchange for (A) newly issued common shares of beneficial interest, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Common Shares”) and (B) newly issued VMTP Shares of the Acquiring Fund, par value of $0.01 per share and liquidation preference of $100,000 per share (“Acquiring Fund VMTP Shares”) and, with respect to the Investment Quality Reorganization, newly issued Variable Rate Demand Preferred Shares of the Acquiring Fund, par value of $0.01 per share and liquidation preference of $100,000 per share (“Acquiring Fund VRDP shares” and together with Acquiring Fund Common Shares and the Acquiring Fund VMTP Shares, the “Acquiring Fund Shares”) and (C) Acquiring Fund’s assumption of substantially all of the liabilities of the Target Fund; (ii) Target Fund’s distribution

[1]

At or about the same time, Nuveen Select Quality Municipal Fund, Inc. (NQS) and Nuveen Premier Municipal Income Fund, Inc. (NPF), each a Minnesota corporation (the “Other Nuveen Funds”), will each undergo a similar reorganization with the Acquiring Fund. Our opinion does not address these reorganizations, because neither of the Other Nuveen Funds has any VMTP shares outstanding and thus no Acquiring Fund VMTP shares will be issued in connection with these reorganizations. The three letter designation following the name of each Fund is that Fund’s ticker symbol and is added for ease of reference.

Nuveen Enhanced Quality Municipal Income Fund

Nuveen Premium Income Municipal Fund, Inc.

Nuveen Investment Quality Municipal Fund, Inc.

[●], 2016

of such newly issued Acquiring Fund Shares to its common shareholders and preferred shareholders (with cash being distributed in lieu of fractional common shares); and (iii) Target Fund’s liquidation, dissolution and termination in accordance with applicable law. The Acquiring Fund will issue VMTP Shares, Series 2018 with respect to Premium Income and VMTP Shares, Series 2017 with respect to Investment Quality. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of [●], 2016 (the “Plan”), entered into by the Acquiring Fund, the Target Funds, and the Other Nuveen Funds.

In rendering our opinion, we have examined the Plan and the registration statement containing the Joint Proxy Statement/Prospectus relating to the Reorganization on Form N-14 (File No. 333-210112) filed by the Acquiring Fund with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”). We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. The opinion herein is subject to and conditioned upon the representations made by the Funds concerning factual matters (but not conclusions of law) in letters dated the date hereof. The initial and continuing truth and accuracy of such representations at all relevant times constitutes an integral basis for the opinion expressed herein and our opinion is conditioned upon the initial and continuing truth and accuracy of such representations at all relevant times. Our opinion is based, in part, on the assumption that the Reorganization described herein will occur in accordance with the terms of the Plan without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan and in the Registration Statement, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganization (the “Effective Time”).

Facts

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusion.

Each Target Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). Each Target Fund’s common shares are listed and traded on the New York Stock Exchange (“NYSE”). Each Target Fund currently has outstanding VMTP Shares, with a par value of $0.01 per share and a liquidation preference of $100,000 per share. All the outstanding common shares and VMTP Shares of each Target Fund are treated as equity for federal income tax purposes. Each Target Fund is treated as a corporation for federal income tax

Nuveen Enhanced Quality Municipal Income Fund

Nuveen Premium Income Municipal Fund, Inc.

Nuveen Investment Quality Municipal Fund, Inc.

[●], 2016

purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganizations occur.

The Acquiring Fund has been registered and operated as a closed-end management investment company under the 1940 Act. Acquiring Fund Common Shares are currently listed and traded on the NYSE. As part of each Reorganization, the Acquiring Fund will issue a new series of Acquiring Fund VMTP Shares. The Acquiring Fund Common Shares to be issued in the Reorganization will be treated as equity for federal income tax purposes. The Acquiring Fund is treated as a corporation for federal income tax purposes, intends to elect to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and intends to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganizations occur.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, pursuant to each Reorganization:

(i)	The aggregate net asset value of Acquiring Fund Common Shares received by the holders of Target Fund common shares in the Reorganization (including any fractional share interests to which such shareholders would be entitled) will equal, as of the Valuation Time (as defined in the Plan), the aggregate net asset value of the Target Fund common shares held by shareholders of the Target Fund as of such time. No fractional Acquiring Fund Common Shares will be distributed to Target Fund shareholders and, in lieu of such fractional shares, shareholders of such Target Fund common shares will receive cash.

(ii)	Each VMTP Share and, with respect to the Investment Quality Reorganization, each VRDP Share of the Target Fund issued and outstanding immediately prior to the Effective Time shall be exchanged for the same number of Acquiring Fund VMTP Shares or Acquiring Fund VRDP Shares, as applicable, having (a) terms substantially identical to those of such Target Fund shares as of the Closing Date (as defined in the Plan), (b) equal priority with other outstanding preferred shares of the Acquiring Fund as to the payment of dividends and as to the distribution of assets upon liquidation of the Acquiring Fund, and (c) along with any other outstanding preferred shares of the Acquiring Fund, preference with respect to the payment of dividends and as to the distribution of assets upon liquidation of the affairs of the Acquiring Fund over the Acquiring Fund Common Shares. The “Statement Establishing and Fixing the Rights and Preferences of Variable Rate MuniFund Term Preferred Shares” of the Acquiring Fund accurately describes the features of the Acquiring Fund VMTP Shares.

Nuveen Enhanced Quality Municipal Income Fund

Nuveen Premium Income Municipal Fund, Inc.

Nuveen Investment Quality Municipal Fund, Inc.

[●], 2016

Opinion

Based solely on the foregoing, and subject to the qualifications, exceptions, assumptions, and limitations expressed herein, we are of the opinion that (i) the Acquiring Fund VMTP Shares will be treated as equity in the Acquiring Fund for federal income tax purposes and (ii) the distributions made with respect to such Acquiring Fund VMTP Shares will qualify as exempt-interest dividends to the extent they are reported as such by the Acquiring Fund and permitted by section 852(b )(5)(A) of the Code.

This opinion is furnished to the Funds solely for their benefit in connection with the Reorganizations and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of the Funds and they may rely on it as if they were addressees of this opinion, it being understood that we are not establishing any lawyer-client relationship with any shareholder of the Funds. We understand that Vedder Price P.C. may rely on the conclusion of this opinion as a factual assumption for purposes of issuing certain other opinions in connection with the Reorganizations. This letter is not to be relied upon for the benefit of any other person.

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations, and qualifications:

1.	Our opinion is based upon our interpretation of the current provisions of the Code and current judicial decisions, administrative regulations, and published notices, rulings, and procedures. We have considered the positions of the Internal Revenue Service in published and private rulings. We note that there is no authority directly on point dealing with securities like the Acquiring Fund VMTP Shares. Our opinion only represents our best judgment and is not binding on the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the conclusions set forth herein. Consequently, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

2.	Our opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to any other matter, whether federal, state, local or foreign, not specifically set forth in the foregoing opinion.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement and to the discussion of this opinion, to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities

Nuveen Enhanced Quality Municipal Income Fund

Nuveen Premium Income Municipal Fund, Inc.

Nuveen Investment Quality Municipal Fund, Inc.

[●], 2016

Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP